Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 22, 2024
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FIRST QUARTER 2024 RESULTS

Porterville, Calif. – April 22, 2024 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2024. Sierra Bancorp reported consolidated net income of $9.3 million, or $0.64 per diluted share, for the first quarter of 2024 compared to $8.8 million, or $0.58 per diluted share, in the first quarter of 2023. The favorable variance in net income came largely from a $0.6 million increase in net interest income due mostly to a $0.7 million decline in other borrowing costs as a result of the strategic balance sheet restructuring during the quarter. The Company's return on average assets and return on average equity was 1.06% and 11.09%, respectively, in the first quarter of 2024 as compared to 0.97% and 11.53%, respectively, in the first quarter of 2023.

Highlights for the first quarter of 2024:

●	Improved Earnings
o	Net Income of $9.3 million, up 48% versus the fourth quarter of 2023 (the prior linked quarter).
o	Improved Return on Average Assets to 1.06% from 0.67% in the prior linked quarter.
o	Increased Return on Average Equity to 11.09% from 8.03% in the prior linked quarter.
o	Improved Net Interest Margin to 3.62% from 3.31% in the prior linked quarter.
●	Solid Asset Quality
o	Total Nonperforming Assets at 0.66% of total gross loans.
o	Provision for loan loss of $0.1 million, a reduction of $3.5 million from the prior linked quarter.
o	Regulatory Commercial Real Estate concentration ratio of 248%, and a 13% decline in total commercial real estate the past three years.
●	Loan and Deposit Growth
o	Loan growth of $66.8 million, or 13% annualized, during the first quarter of 2024.
o	Total deposits increased by $85.8 million, or 12% annualized, during the first quarter of 2024.
o	Noninterest-bearing deposits of $969.0 million at March 31, 2024, represent 34% of total deposits.
o	Uninsured deposits are approximately 28% of total deposit balances.
●	Strong Capital and Liquidity
o	Increased Tangible Book Value (non-GAAP) per share by 3% to $21.61 per share during the quarter.
o	Strong regulatory Community Bank Leverage Ratio of 11.6% for our subsidiary bank.
o	Tangible Common Equity Ratio (non-GAAP) of 9.0% on a consolidated basis and 10.6% for our subsidiary bank.
o	Repurchased 178,937 shares of stock during the quarter.
o	Dividend declared of $0.23 per share, payable on May 13, 2024.
o	Overall primary and secondary liquidity sources of $2.5 billion at March 31, 2024.
●	Completion of Balance Sheet Restructuring to Improve Future Earnings
o	Completed initial sale of $196.7 million in investments in early January 2024.
◾	Bonds sold had a weighted average yield of 2.61%.
◾	Proceeds from bond sale were used to pay down short-term borrowings.
o	Sold an additional $53.9 million in bonds in late March 2024.
◾	Bonds sold had a weighted average yield of 3.02%.
◾	Proceeds from bond sale will be used to fund anticipated loan growth.

Sierra Bancorp Financial Results

April 22, 2024

“Each fresh peak ascended teaches something.” – Sir Martin Conway

“Our first quarter results demonstrate our strength and commitment to banking fundamentals coupled with strategic repositioning, especially in this challenging rate environment that continues to affect the banking industry,” stated Kevin McPhaill, CEO and President. “Following the completion of our balance sheet restructuring last quarter, our return on assets and net interest margin both showed strong improvement this quarter. In addition, both our capital and liquidity positions strengthened. We also grew outstanding loans by 3.2% during the quarter while maintaining strong total and low-cost deposits. This is a direct result of the efforts of our banking team! Our bankers continue to understand the importance of relationship-based community banking and we are grateful for our loyal customers and communities. We are excited for the opportunities ahead in 2024 and beyond!” McPhaill concluded.

Quarterly Changes (comparisons to the first quarter of 2023)

●	Net income for the first quarter of 2024 increased $0.6 million, or 7%, to $9.3 million due primarily to an increase in net interest income of $0.6 million. Additionally, the favorable change in the credit loss expense on loans and improvements in noninterest income, was mostly offset by higher noninterest expenses.
●	The $0.6 million increase in net interest income for the quarter was driven by a 15 basis point increase in the net interest margin due to higher yields on investments and lower costs of borrowings, partially offset by higher deposit costs.
●	Noninterest income for the first quarter of 2024 as compared to the same period in 2023 increased $2.0 million or 31%. There was a favorable variance of $1.0 million in bank owned life insurance (BOLI), a gain on the sale/leaseback of two bank owned branch buildings for $3.8 million, increases in service charges and fees on deposit accounts for $0.3 million or 6%, offset by a loss on the sale of bonds from a balance sheet restructure for $3.0 million.

Linked Quarter Changes (comparisons to the three months ended December 31, 2023)

●	Net income increased by $3.0 million, or 48%, driven mostly by a $3.4 million decline in the provision for credit losses. The higher provision for credit losses in the three months ended December 31, 2023, was due to a $2.3 million charge-off related to commercial real estate.
●	Net interest income increased by $0.8 million, or 3%, during the quarter due mostly to higher yields on investments and lower costs of borrowing due to the strategic balance sheet restructuring, as well as growth in mortgage warehouse loan income. These favorable variances were partially offset by higher deposit costs.
●	Other expenses were $0.4 million higher in the quarter due mostly to higher deferred directors fee expense of $0.8 million (which was offset by higher BOLI income).

Balance Sheet Quarterly Changes (comparisons to December 31, 2023)

●	Total assets decreased $176.7 million, or 5% to $3.6 billion, during the first three months of 2024, due mostly to a strategic sale of lower yielding investment securities, with funds received used to paydown higher cost borrowings.
●	Gross loans increased $66.8 million due to a $87.6 million increase in mortgage warehouse line utilization.
●	Deposits increased by $85.8 million, or 3%. The growth in deposits came from brokered deposits, as overall customer deposits decreased $50.9 million.

Other financial highlights are reflected in the following table.

Sierra Bancorp Financial Results

April 22, 2024

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the
	three months ended
	3/31/2024	12/31/2023	3/31/2023
Net income	$9,330	$6,290	$8,751
Diluted earnings per share	$0.64	$0.43	$0.58
Return on average assets	1.06%	0.67%	0.97%
Return on average equity	11.09%	8.03%	11.53%

Net interest margin (tax-equivalent) (1)	3.62%	3.31%	3.47%
Yield on average loans	4.89%	4.78%	4.50%
Yield on investments	5.59%	5.35%	4.73%
Cost of average total deposits	1.38%	1.24%	0.83%
Cost of funds	1.58%	1.73%	1.15%
Efficiency ratio (tax-equivalent) (1) (2)	65.97%	67.10%	64.87%

Total assets	$3,553,072	$3,729,799	$3,693,984
Loans net of deferred fees	$2,157,078	$2,090,384	$2,033,992
Noninterest demand deposits	$968,996	$1,020,772	$1,041,748
Total deposits	$2,847,004	$2,761,223	$2,948,988
Noninterest-bearing deposits over total deposits	34.0%	37.0%	35.3%

Shareholders' equity / total assets	9.7%	9.1%	8.3%
Tangible common equity ratio (2)	9.0%	8.4%	7.6%
Book value per share	$23.56	$22.85	$20.40
Tangible book value per share (2)	$21.61	$20.91	$18.44
Community bank leverage ratio	11.6%	11.3%	10.7%
Tangible common equity ratio (bank only) (2)	10.6%	10.3%	9.2%

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $28.7 million for the first quarter of 2024, an increase of $0.8 million, or 3%, as compared to the fourth quarter of 2023 and an increase of $0.6 million, or 2%, as compared to the first quarter of 2023. This increase in interest income was due primarily to a $2.3 million decrease in interest expense due to the reduction in borrowed funds facilitated by a balance sheet restructuring, partially offset by a related decline in interest income on investments of $1.5 million, or 3%, due to the sale of low yielding investments.

For the first quarter of 2024 as compared to the same quarter in 2023, the $3.5 million increase in interest income is due primarily to a $56.8 million increase in average loan balances, as well as a 39 basis point increase in yield. However this was partially offset by a $3.0 million increase in interest expense due to the movement of deposits from lower cost transaction accounts to higher cost time deposits including wholesale brokered deposits. Deposit costs increased 82 basis points in the first quarter of 2024 as compared to the same quarter in 2023, while there was a 35 basis points decrease in the cost of borrowed funds.

At March 31, 2024, 54% (fair value) of the Investment portfolio are variable rate AA and AAA rated collateralized loan obligations (CLOs). These securities have a market yield of 7.22% with rates that adjust quarterly.  At March 31, 2024, these CLOs have a net unrealized gain of $0.5 million.  These securities account for 68% of the interest income on investments in the first quarter of 2024 and were mostly purchased in 2021 and 2022 when rates were at historical lows to complement our fixed-rate earning assets.

Sierra Bancorp Financial Results

April 22, 2024

At March 31, 2024, approximately 22% of the Bank’s loan portfolio is scheduled to mature or reprice within twelve months and an additional 13% that could reprice within three years. In addition, approximately $563.6 million, or 53.3%, of the securities portfolio consists of floating rate bonds that will reprice in less than 90 days.

Interest expense was $12.2 million for the first quarter of 2024, a $2.3 million decrease, or 16%, from the linked quarter, and an increase of $3.0 million, or 32% from the same period in 2023. The decrease in the linked quarter comparison is attributable to the strategic balance sheet restructuring that resulted in a shift from being a net purchaser of Federal Funds at December 31, 2023, to maintaining excess funds at the Federal Reserve Bank at March 31, 2024. The increase in the quarterly comparison was primarily due to an increase in rates paid on customer variable rate Certificates of Deposits. The rate on the variable account is tied to a spread to the Wall Street Journal Prime Rate and varies from Prime minus 600 basis points to Prime minus 375 basis points. During the twelve-month period from March 31, 2023, to March 31, 2024, the Prime rate increased 50 basis points.

Our net interest margin was 3.62% for the first quarter of 2024, as compared to 3.31% for the linked quarter and 3.47% for the quarter ending March 31, 2023. While the yield of interest-earning assets increased 14 basis points for the first quarter of 2024 as compared to the linked quarter, the cost of interest-bearing liabilities decreased 20 basis points for the same period of comparison. The average balance of interest-earning assets decreased $175.4 million for the linked quarter while the decrease in interest-bearing liabilities was $168.8 million for the same period. The decrease in interest rates on a larger volume of interest-bearing liabilities (mostly higher cost borrowed funds) over the increase in yield on interest-earning assets improved the net interest margin in the linked quarter.

Provision for Credit Losses

The Company recorded a provision for credit losses of $0.1 million in the first quarter of 2024, as compared to $3.5 million in the fourth quarter of 2023, and $0.3 million in the first quarter of 2023. The lower provision for credit losses in the first quarter of 2024 over the linked quarter was primarily due to the impact of one $2.3 million commercial real estate credit charged off in the fourth quarter of 2023. The decrease in provision in the first quarter of 2024 as compared to the same quarter in 2023 was a result of reduced quantitative reserves from an improved economic forecast coupled with lower loan balances in most categories. Some of the calculated reserve reduction was offset by higher net loan charge-offs, however the overall reserve for credit losses was $0.05 million higher at March 31, 2024, as compared to March 31, 2023.

The Company did not record a provision for credit losses on available-for-sale debt securities. Although there were debt securities in an unrealized loss position, the declines in market values were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Noninterest income increased by $0.5 million, or 7%, to $8.6 million in the first quarter of 2024 as compared to the linked quarter. Noninterest income increased by $2.0 million, or 31%, in the first quarter of 2024 as compared to the same quarter in 2023. The first quarter 2024 increase of $0.5 million, compared to the fourth quarter of 2023, is primarily due to net gains on the sale of branch properties that were a part of our sale/leaseback transaction and related securities sales strategy along with favorable changes in bank owned life insurance associated with deferred compensation plans. Partially offsetting these favorable variances were $0.3 million in service charges and fees decreases and lower life insurance death benefits.

For the first quarter of 2024 compared to the same quarter in 2023, reasons for the increase were mostly the same although service charges and fees on deposit accounts increased by $0.3 million for the quarterly comparison instead of a decrease in the linked quarter comparison.

Service charges and fees on customer deposit accounts declined by $0.3 million, or 4%, to $5.7 million in the first quarter of 2024 as compared to the fourth quarter of 2023. Lower seasonal analysis fees and lower debit card interchange fees were the primary drivers of the unfavorable variance. Service charges and fees were $0.3 million higher in the first quarter of 2024 as compared to the first quarter of 2023 due to higher ATM fees and higher overdraft-related fees.

Sierra Bancorp Financial Results

April 22, 2024

Noninterest Expense

Total noninterest expense increased $0.4 million, or 2%, in the first quarter of 2024 as compared to the fourth quarter of 2023 and increased $1.5 million, or 7%, compared to the first quarter of 2023. The primary driver of higher expense in the first quarter of 2024 is deferred directors’ fees as part of the Company’s deferred compensation plan. The higher deferred compensation expense was offset by higher bank-owned life insurance income, mostly due to fluctuations in underlying values of assets in the separate account BOLI policies that are designed to have similar assets to those in the deferred compensation plans.

Salaries and benefits were $0.2 million lower in the first quarter of 2024 as compared to the fourth quarter of 2023 and $0.4 million higher than the first quarter of 2023. The decrease in the linked quarter was due to a strategic reduction in force to drive operational efficiencies. The increase in the year-over-year quarterly comparison is due to several factors, including merit increases for employees due to annual performance evaluations during the first quarter of 2024, higher payroll taxes in the first quarter, and severance payments of $0.9 million for the reduction in force initiative previously mentioned. Overall full-time equivalent employees were 487 at March 31, 2024, as compared to 485 at December 31, 2023, and 500 at March 31, 2023.

Occupancy expense was up $0.1 million for the linked quarters and up $0.7 million for the first quarter of 2024 as compared to the same quarter last year. The reason for the increases in both comparisons is mostly due to increased rent expense from the sale/leaseback transaction in December 2023.

Other noninterest expense increased $0.5 million, or 6%, in the first quarter of 2024 as compared to both the fourth quarter of 2023 and the first quarter of 2023. The primary reason for the negative variance in the first quarter of 2024 over the same period in 2023 was increased FDIC assessment costs, and increased directors deferred compensation expense which is linked to the fluctuation in BOLI income, although lower advertising expenses and foreclosed asset costs mitigated some of this negative variance. In the first quarter of 2024 as compared to the fourth quarter of 2023, directors deferred compensation expense accounted for the increase, partially offset by lower advertising costs.

The Company's effective tax rate was 26.3% in the first quarter of 2024 relative to 23.8% in the fourth quarter of 2023 and 23.6% for the first quarter of 2023. The increase in the effective tax rate for the first quarter of 2024 over the linked quarter and as compared to the same period in 2023, is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income.

Balance Sheet Summary

The $176.7 million, or 5%, decrease in total assets during the first quarter of 2024, is primarily a result of a $281.1 million decrease in investment securities, from the sale of bonds from the strategic securities transaction, partially offset by a $66.8 million increase in gross loans and a $40.6 million increase in cash on hand.

Gross loan balances increased $66.8 million, or 3%, during the first quarter of 2024. Although most loan categories declined modestly, mortgage warehouse line utilization increased $87.6 million or 75%. Larger loan category decreases include a $12.8 million decrease in other commercial loans.

Over the past several years, the Company has strategically focused on reducing concentrations in commercial real estate, especially amongst areas management deemed to be higher risk, such as construction, office real estate, and hospitality. At March 31, 2024, the total regulatory CRE concentration ratio of total CRE over Tier 1 Capital plus allowance was 248%. Further, the overall level of construction and land development lending had declined to 1% of regulatory capital plus allowance for credit losses at March 31, 2024. At March 31, 2024, our non-owner occupied commercial real estate includes $304 million of retail, $155 million of warehouse/industrial, $186 million of office, and $182 million of hospitality. Approximately 5% of the office real estate matures in less than two years.

As indicated in the loan rollforward below, new credit extended for the first quarter of 2024 decreased $17.6 million over the same period in 2023 but increased $8.3 million for the linked quarter comparisons. For the first three months ended

Sierra Bancorp Financial Results

April 22, 2024

2024, we had $30.8 million in loan paydowns and maturities, along with a $24.9 million decrease in line of credit utilization, counterbalanced by an $87.6 million increase in mortgage warehouse utilization.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:
	March 31, 2024	December 31, 2023	March 31, 2023
Gross loans beginning balance	$2,090,075	$2,100,810	$2,052,940
New credit extended	34,966	26,704	52,609
Changes in line of credit utilization	(24,928)	4,377	(25,790)
Change in mortgage warehouse	87,561	8,415	3,033
Pay-downs, maturities, charge-offs and amortization	(30,810)	(50,231)	(48,824)
Gross loans ending balance	$2,156,864	$2,090,075	$2,033,968

Line utilization, unused commitments, excluding mortgage warehouse and overdraft lines, were $234.4 million at March 31, 2024, compared to $203.6 million at December 31, 2023. Total utilization excluding mortgage warehouse and overdraft lines was 58% at March 31, 2024, compared to 53% at December 31, 2023. Mortgage warehouse utilization was 50% at March 31, 2024, compared to 36% at December 31, 2023. The increase in mortgage warehouse utilization during the first quarter of 2024 was due to new customers in the mortgage warehouse product that ramped up their utilization.

Deposit balances grew by $85.8 million, or 3%, during the first quarter of 2024 to $2.8 billion at March 31, 2024. Core non-maturity deposits decreased $56.7 million, or 3%, for the first three months of 2024, while customer time deposits increased by $5.9 million. Brokered deposits increased $136.6 million during the quarter. Overall noninterest-bearing deposits as a percent of total deposits decreased to 34.0% at March 31, 2024, compared to 37.0% at December 31, 2023, and from 35.3% at March 31, 2023.

Overall uninsured deposits are estimated to be approximately $784.4 million, or 28% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $150 million of combined pass-through FDIC insurance which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At March 31, 2024, the Company had approximately 121,000 accounts and the 25 largest deposit balance customers had balances of less than 13% of overall deposits.

Long-term debt at March 31, 2024, consisted of $49.3 million of subordinated debt. Subordinated debentures related to trust preferred securities were $35.7 million at both March 31, 2024, and December 31, 2023.

Customer repurchase agreements increased from $107.1 million at December 31, 2023, to $121.9 million at March 31, 2024. Customer repurchase agreements provide collateral for customers that sweep excess deposit balances each day into a separate repurchase agreement account where the Company effectively sells certain government bonds to customers daily and then repurchases the same bonds on the next business day. Although these accounts are not deposits and are not FDIC insured, they provide customers with larger account balances the ability to have their account secured with collateral.

Other borrowings declined $280.5 million to $80.0 million at March 31, 2024 from $360.5 million at December 31, 2023, and consist of term FHLB advances. The decline in other borrowings is due mostly to a balance sheet restructuring in which the Company sold bonds with an average book yield of 2.61% to paydown borrowed funds at an average rate of 5.52%.

The Company continues to have substantial liquidity. At March 31, 2024, and December 31, 2023, the Company had the following sources of primary and secondary liquidity (dollars in thousands):

Sierra Bancorp Financial Results

April 22, 2024

Primary and secondary liquidity sources	March 31, 2024	December 31, 2023
Cash and cash equivalents	$119,244	$78,602
Unpledged investment securities	555,766	792,965
Excess pledged securities	316,889	382,965
FHLB borrowing availability	676,829	586,726
Unsecured lines of credit	504,785	374,785
Funds available through fed discount window	376,216	392,034
Totals	$2,549,729	$2,608,077

Total capital of $345.1 million at March 31, 2024, reflects an increase of $7.0 million, or 2%, compared to December 31, 2023. The increase in equity during the first quarter of 2024 is due to net income of $9.3 million, offset by a $3.4 million dividend paid to shareholders, $3.3 million in share repurchases, and a $4.1 million favorable swing in other comprehensive income/loss due principally to changes in investment securities’ fair value. The remaining difference is related to equity compensation recognized during the quarter.

Asset Quality

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, increased by $6.2 million, or 78%, during the first quarter of 2024. The increase resulted from an increase in non-accrual loans, primarily as a result of one dairy industry real estate secured loan. This loan was written down by $0.4 million and no further allowance for credit losses was deemed necessary on this loan. The Company's ratio of nonperforming assets to loans plus foreclosed assets increased to 0.66% at March 31, 2024, from 0.38% at December 31, 2023, due primarily to the one dairy loan previously mentioned. All of the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans is appropriate.

Overall delinquent loans increased from $1.9 million at March 31, 2023, to $15.6 million at March 31, 2024. This is primarily due to one agricultural production loan and one commercial real estate loan both currently written down to the current fair market value of the collateral.

The Company's allowance for credit losses on loans was $23.1 million at March 31, 2024, as compared to $23.5 million at December 31, 2023, and $23.1 million at March 31, 2023. The allowance was 1.07% of total loans at March 31, 2024, 1.12% of total loans at December 31, 2023, and 1.14% of total loans at March 31, 2023. Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses for the life of the loans outstanding as of March 31, 2024, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the credit loss allowance for loans.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 47th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California, and a dedicated loan production office in Roseville, California. In 2023, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Sierra Bancorp Financial Results

April 22, 2024

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 22, 2024

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Cash and due from banks	$119,244	$78,602	$88,542	$103,483	$83,506
Investment securities
Available-for-sale, at fair value	741,789	1,019,201	1,010,377	1,027,538	1,040,920
Held-to-maturity, at amortized cost, net of allowance for credit losses	316,406	320,057	323,544	328,478	332,728
Real estate loans
Residential real estate	406,443	412,063	418,782	426,608	433,185
Commercial real estate	1,327,482	1,328,224	1,334,663	1,317,945	1,318,627
Other construction/land	6,115	6,256	7,320	16,020	15,653
Farmland	66,133	67,276	90,993	92,728	92,906
Total real estate loans	1,806,173	1,813,819	1,851,758	1,853,301	1,860,371
Other commercial	143,448	156,272	137,407	126,360	101,118
Mortgage warehouse lines	203,561	116,000	107,584	110,617	68,472
Consumer loans	3,682	3,984	4,061	4,113	4,007
Gross loans	2,156,864	2,090,075	2,100,810	2,094,391	2,033,968
Deferred loan fees	214	309	163	73	24
Allowance for credit losses on loans	(23,140)	(23,500)	(23,060)	(23,010)	(23,090)
Net loans	2,133,938	2,066,884	2,077,913	2,071,454	2,010,902

Bank premises and equipment	16,067	16,907	21,926	22,072	22,321
Other assets	225,628	228,148	216,578	209,436	203,607
Total assets	$3,553,072	$3,729,799	$3,738,880	$3,762,461	$3,693,984

LIABILITIES AND CAPITAL
Noninterest demand deposits	$968,996	$1,020,772	$1,059,878	$1,066,498	$1,041,748
Interest-bearing transaction accounts	532,791	533,947	561,257	584,263	637,549
Savings deposits	378,057	370,806	400,940	415,793	441,758
Money market deposits	134,533	145,591	130,914	124,834	123,162
Customer time deposits	560,979	555,107	551,731	552,371	519,771
Wholesale brokered deposits	271,648	135,000	165,000	175,000	185,000
Total deposits	2,847,004	2,761,223	2,869,720	2,918,759	2,948,988

Long-term debt	49,326	49,304	49,281	49,259	49,236
Subordinated debentures	35,704	35,660	35,615	35,570	35,526
Other interest-bearing liabilities	201,851	467,621	411,865	398,922	310,861
Total deposits and interest-bearing liabilities	3,133,885	3,313,808	3,366,481	3,402,510	3,344,611

Allowance for credit losses on unfunded loan commitments	540	510	600	750	850
Other liabilities	73,553	77,384	62,940	49,609	41,513
Total capital	345,094	338,097	308,859	309,592	307,010
Total liabilities and capital	$3,553,072	$3,729,799	$3,738,880	$3,762,461	$3,693,984

Sierra Bancorp Financial Results

April 22, 2024

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	1,180	1,399	1,618	1,837	2,056
Total intangible assets	$28,537	$28,756	$28,975	$29,194	$29,413

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Non-accruing loans	$14,188	$7,985	$781	$1,141	$938
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$14,188	$7,985	$781	$1,141	$938

Quarterly net charge offs	$457	$3,618	$67	$157	$220

Past due and still accruing (30-89)	$1,563	$255	$806	$1,873	$1,241
Classified loans	$34,100	$35,577	$39,958	$37,298	$35,739

Non-performing loans to gross loans	0.66%	0.38%	0.04%	0.05%	0.05%
NPA's to loans plus foreclosed assets	0.66%	0.38%	0.04%	0.05%	0.05%
Allowance for credit losses on loans	1.07%	1.12%	1.10%	1.10%	1.14%

SELECT PERIOD-END STATISTICS
(Unaudited)
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Shareholders' equity / total assets	9.7%	9.1%	8.3%	8.2%	8.3%
Gross loans / deposits	75.8%	75.7%	73.2%	71.8%	69.0%
Noninterest-bearing deposits / total deposits	34.0%	37.0%	36.9%	36.5%	35.3%

Sierra Bancorp Financial Results

April 22, 2024

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:
	3/31/2024	12/31/2023	3/31/2023
Interest income	$40,961	$42,443	$37,419
Interest expense	12,244	14,573	9,287
Net interest income	28,717	27,870	28,132

Credit loss expense - loans	97	3,615	250
Credit loss expense (benefit) - unfunded commitments	30	(90)	10
Net interest income after provision	28,590	24,345	27,872

Service charges and fees on deposit accounts	5,726	5,977	5,380
(Loss) gain on sale of investments	(2,883)	-	45
Gain on sale of fixed assets	3,799	15,255	14
BOLI income	1,215	379	172
Realized gain (loss) on available for sale securities	66	(14,500)	-
Other noninterest income	666	934	968
Total noninterest income	8,589	8,045	6,579

Salaries and benefits	13,197	13,410	12,816
Occupancy expense	3,025	2,909	2,330
Other noninterest expenses	8,304	7,817	7,846
Total noninterest expense	24,526	24,136	22,992

Income before taxes	12,653	8,254	11,459
Provision for income taxes	3,323	1,964	2,708
Net income	$9,330	$6,290	$8,751

TAX DATA
Tax-exempt muni income	$1,989	$2,675	$2,813
Interest income - fully tax equivalent	$41,490	$43,154	$38,167

Sierra Bancorp Financial Results

April 22, 2024

PER SHARE DATA
(Unaudited)	For the three months ended:
	3/31/2024	12/31/2023	3/31/2023
Basic earnings per share	$0.64	$0.43	$0.58
Diluted earnings per share	$0.64	$0.43	$0.58
Common dividends	$0.23	$0.23	$0.23

Weighted average shares outstanding	14,508,468	14,539,701	14,971,842
Weighted average diluted shares	14,553,627	14,588,027	15,002,366

Book value per basic share (EOP)	$23.56	$22.85	$20.40
Tangible book value per share (EOP) (2)	$21.61	$20.91	$18.44

Common shares outstanding (EOP)	14,645,298	14,793,832	15,050,740

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:
	3/31/2024	12/31/2023	3/31/2023
Return on average equity	11.09%	8.03%	11.53%
Return on average assets	1.06%	0.67%	0.97%
Net interest margin (tax-equivalent) (1)	3.62%	3.31%	3.47%
Efficiency ratio (tax-equivalent) (1) (2)	65.97%	67.10%	64.87%
Net charge offs to average loans (not annualized)	0.02%	0.15%	0.01%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

April 22, 2024

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)
	3/31/2024	12/31/2023	3/31/2023
Total stockholders' equity	$345,094	$338,097	$307,010
Less: goodwill and other intangible assets	28,537	28,756	29,413
Tangible common equity	$316,557	$309,341	$277,597

Total assets	$3,553,072	$3,729,799	$3,693,984
Less: goodwill and other intangible assets	28,537	28,756	29,413
Tangible assets	$3,524,535	$3,701,043	$3,664,571

Total stockholders' equity (bank only)	$401,742	$409,862	$364,870
Less: goodwill and other intangible assets (bank only)	28,537	28,756	29,413
Tangible common equity (bank only)	$373,205	$381,106	$335,457

Total assets (bank only)	$3,550,459	$3,724,733	$3,694,796
Less: goodwill and other intangible assets (bank only)	28,537	28,756	29,413
Tangible assets (bank only)	$3,521,922	$3,695,977	$3,665,383

Common shares outstanding	14,647,872	14,793,832	15,050,740

Book value per common share (total stockholders' equity / shares outstanding)	$23.56	$22.85	$20.40
Tangible book value per common share (tangible common equity / shares outstanding)	$21.61	$20.91	$18.44
Equity ratio - GAAP (total stockholders' equity / total assets	9.71%	9.06%	8.31%
Tangible common equity ratio (tangible common equity / tangible assets)	8.98%	8.36%	7.58%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	10.60%	10.31%	9.15%

	For the three months ended:
Efficiency Ratio:	3/31/2024	12/31/2023	3/31/2023
Noninterest expense	$24,526	$24,136	$22,992
Divided by:
Net interest income	28,717	27,870	28,132
Tax-equivalent interest income adjustments	529	711	748
Net interest income, adjusted	29,246	28,581	28,880
Noninterest income	8,589	8,045	6,579
Less (loss) gain on sale of securities	(2,883)	-	45
Less gain on sale of fixed assets	3,799	15,255	14
Less realized gain (loss) on available-for-sale securities	66	(14,500)	-
Tax-equivalent noninterest income adjustments	323	101	46
Noninterest income, adjusted	7,930	7,391	6,566
Net interest income plus noninterest income, adjusted	$37,176	$35,972	$35,445
Efficiency Ratio (tax-equivalent)	65.97%	67.10%	64.87%

Sierra Bancorp Financial Results

April 22, 2024

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:
Noninterest income:	3/31/2024	12/31/2023	3/31/2023
Service charges and fees on deposit accounts	$5,726	$5,977	$5,380
Net (loss) gain on sale of securities available-for-sale	(2,883)	—	45
Gain on sale of fixed assets	3,799	15,255	14
Bank-owned life insurance	1,215	379	172
Realized loss on available for sale securities	66	(14,500)	—
Other	666	934	968
Total noninterest income	$8,589	$8,045	$6,579
As a % of average interest-earning assets (1)	1.06%	0.93%	0.79%

Noninterest expense:
Salaries and employee benefits	$13,197	$13,410	$12,816
Occupancy and equipment costs	3,025	2,909	2,330
Advertising and marketing costs	343	569	513
Data processing costs	1,509	1,397	1,528
Deposit services costs	2,133	2,207	2,023
Loan services costs
Loan processing	151	144	127
Foreclosed assets	—	—	758
Other operating costs	926	1,118	989
Professional services costs
Legal & accounting services	715	615	646
Director's costs	1,254	504	275
Other professional service	809	708	515
Stationery & supply costs	148	117	141
Sundry & tellers	316	438	331
Total noninterest expense	$24,526	$24,136	$22,992
As a % of average interest-earning assets (1)	3.04%	2.80%	2.76%
Efficiency ratio (tax-equivalent) (2)(3)	65.97%	67.10%	64.87%

(1)	Annualized

(2) Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.

(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

April 22, 2024

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from	$ 16,996	$ 243	5.75%	$ 13,661	$ 193	5.61%	$ 5,312	$ 70	5.34%
Taxable	893,171	13,303	5.99%	994,814	14,520	5.79%	972,051	11,986	5.00%
Non-taxable	244,997	1,989	4.13%	334,836	2,675	4.01%	361,328	2,813	4.00%
Total investments	1,155,164	15,535	5.59%	1,343,311	17,388	5.35%	1,338,691	14,869	4.73%

Loans: (3)
Real estate	1,806,185	20,190	4.50%	1,835,890	20,684	4.47%	1,869,112	19,899	4.32%
Agricultural production	61,419	1,138	7.45%	49,052	859	6.95%	28,028	433	6.27%
Commercial	79,208	1,183	6.01%	97,962	1,533	6.21%	70,887	993	5.68%
Consumer	3,962	80	8.12%	4,218	85	7.99%	4,137	87	8.53%
Mortgage warehouse lines	137,421	2,821	8.26%	88,316	1,878	8.44%	59,122	1,118	7.67%
Other	2,333	14	2.41%	2,331	17	2.89%	2,464	20	3.29%
Total loans	2,090,528	25,426	4.89%	2,077,769	25,056	4.78%	2,033,750	22,550	4.50%
Total interest-earning assets (4)	3,245,692	40,961	5.14%	3,421,080	42,444	5.00%	3,372,441	37,419	4.59%
Other earning assets	17,345			25,738			15,714
Non-earning assets	270,786			267,451			272,496
Total assets	$ 3,533,823			$ 3,714,269			$ 3,660,651

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 137,961	$ 699	2.04%	$ 137,827	$ 698	2.01%	$ 150,139	$ 129	0.35%
NOW	398,639	84	0.08%	406,970	74	0.07%	483,645	71	0.06%
Savings accounts	376,335	73	0.08%	386,275	73	0.07%	457,593	65	0.06%
Money market	137,687	410	1.20%	144,296	419	1.15%	135,434	25	0.07%
Time deposits	561,941	6,190	4.43%	551,287	6,173	4.44%	461,214	4,505	3.96%
Wholesale brokered deposits	205,092	2,189	4.29%	150,326	1,407	3.71%	162,560	1,204	3.00%
Total interest-bearing deposits	1,817,655	9,645	2.13%	1,776,981	8,844	1.97%	1,850,585	5,999	1.31%
Borrowed funds:
Repurchase agreements	112,385	41	0.15%	95,005	46	0.19%	103,426	81	0.32%
Other borrowings	119,475	1,372	4.62%	346,437	4,489	5.14%	176,725	2,111	4.84%
Long-term debt	49,312	431	3.52%	49,290	429	3.45%	49,222	429	3.53%
Subordinated debentures	35,677	755	8.51%	35,632	766	8.53%	35,499	667	7.62%
Total borrowed funds	316,849	2,599	3.30%	526,364	5,730	4.32%	364,872	3,288	3.65%
Total interest-bearing liabilities	2,134,504	12,244	2.31%	2,303,345	14,574	2.51%	2,215,457	9,287	1.70%
Demand deposits - noninterest-bearing	990,377			1,041,989			1,070,775
Other liabilities	70,534			58,255			66,632
Shareholders' equity	338,408			310,680			307,787
Total liabilities and shareholders' equity	$ 3,533,823			$ 3,714,269			$ 3,660,651

Interest income/interest-earning assets			5.14%			5.00%			4.59%
Interest expense/interest-earning assets			1.52%			1.69%			1.12%
Net interest income and margin (5)		$ 28,717	3.62%		$ 27,870	3.31%		$ 28,132	3.47%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for expected credit losses. Loan fees have been included in the calculation of interest income. Net loan (costs) fees and loan acquisition FMV amortization were ($0.3) million and ($0.1) million for the quarters ended March 31, 2024 and 2023, respectively, and $(0.3) million for the quarter ended December 31, 2023.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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